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                                                                    EXHIBIT 4.5



         THIS CERTIFICATE IS NOT TRANSFERABLE TO ANY PERSON, EXCEPT THAT THE HOLDER AND ANY WHOLLY-OWNED SUBSIDIARY MAY TRANSFER THIS SECURITY TO CAREMARK RX, INC. OR A WHOLLY-OWNED SUBSIDIARY OF CAREMARK RX, INC. OR ANY ENTITY OWNING ALL OF THE OUTSTANDING COMMON STOCK OF CAREMARK RX, INC., SUBJECT TO RECEIPT BY THE TRUST OF AN OPINION OF COUNSEL THAT SUCH TRANSFER WOULD NOT CAUSE MORE THAN AN INSUBSTANTIAL RISK THAT (I) THE TRUST WOULD NOT BE CLASSIFIED FOR UNITED STATES FEDERAL INCOME TAX PURPOSES AS A GRANTOR TRUST; OR (II) THE TRUST WOULD BE AN INVESTMENT COMPANY REQUIRED TO REGISTER UNDER THE INVESTMENT COMPANY ACT OR THE TRANSFEREE WOULD BECOME AN INVESTMENT COMPANY REQUIRED TO REGISTER UNDER THE INVESTMENT COMPANY ACT.


      CERTIFICATE NUMBER:                      NUMBER OF COMMON SECURITIES:

            C-1                                        123,720


                  Certificate Evidencing Common Securities of
                          CAREMARK RX CAPITAL TRUST I
                  (Liquidation Amount $50 per Common Security)

                  Caremark Rx Capital Trust I, a statutory business trust created under the laws of the State of Delaware (the "Trust"), hereby certifies that Caremark Rx, Inc. (the "Holder") is the registered owner of 123,720 common securities of the Trust representing beneficial ownership interests of the Trust and designated the Common Securities (Liquidation Amount $50 per Common Security) (the "Common Securities"). In accordance with Section 5.11 of the Trust Agreement (as defined below) the Common Securities are not transferable except in limited circumstances and any attempted transfer, except in such limited circumstances, shall be void. The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Common Securities are set forth in, and this certificate and the Common Securities represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Amended and Restated Trust Agreement of the Trust dated as of September 29, 1999, as the same may be amended from time to time (the "Trust Agreement") including the designation of the terms of the Common Securities as set forth therein. The Trust will furnish a copy of the Trust Agreement to the Holder without charge upon written request to the Trust at its principal place of business or registered office.

                  Upon receipt of this certificate, the Holder is bound by the Trust Agreement and is entitled to the benefits thereunder and by acceptance hereof agrees to the provisions of (i) the Guarantee Agreement entered into by Caremark Rx, Inc., a Delaware corporation ("Caremark"), and Wilmington Trust Company, a Delaware banking corporation, as guarantee trustee, dated as of September 29, 1999, and (ii) the Indenture entered into by Caremark and Wilmington Trust Company, as trustee, dated as of September 29, 1999.
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                  This Certificate shall be construed in accordance with and governed by the laws of the State of Delaware (without regard to conflict of laws principles).
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                  IN WITNESS WHEREOF, one of the Administrative Trustees of the
Trust has executed this certificate.

                                   CAREMARK RX CAPITAL TRUST I



                                   By: /s/ James H. Dickerson, Jr.
                                       ---------------------------------------
                                       Name: James H. Dickerson, Jr.
                                       Title: Administrative Trustee